AMERICAS POWER PARTNERS, INC.                     EXHIBIT 11.

COMPUTATION OF PER SHARE EARNINGS.

Year ended June 30, 2000


Weighted average shares of Common Stock outstanding
     for the year ended June 30, 2000                    7,094,321

Weighted average of common share equivalents
     outstanding for the year ended June 30, 2000:
          Stock options         -
          Convertible Preferred Stock                    1,187,534

     WEIGHTED AVERAGE COMMON SHARES
     AND EQUIVALENTS OUTSTANDING                         8,281,855


Net loss for the year                                  $(2,225,971)

Net loss per share                                     $ (0.27)

THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE COMPANY'S BALANCE SHEET AND STATEMENT OF OPERATIONS AND IS QUALIFIED
IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS AND THE NOTES
THERETO.